Exhibit 10.15

EMPLOYMENT AGREEMENT (CHIEF FINANCIAL OFFICER)

This Employment Agreement (“Agreement”) is made as of [Date], by and between Medikra Inc., a Cayman Islands exempted company (the “Company”), and Goh Sai Keong (the “Executive”).

1. Appointment and Term

The Company hereby employs the Executive as its Chief Financial Officer (CFO). This Agreement becomes effective after the Company’s registration statement is declared effective and prior to the listing of its ordinary shares on NYSE American. It supersedes any prior CFO service or consultancy arrangement whether through Medikra Inc. or its subsidiaries. The Executive shall serve for a fixed term of two (2) years, subject to renewal at the discretion of the Board of Directors (“Board”).

2. Duties and Responsibilities

The Executive shall report directly to the Chief Executive Officer and the Board. The Executive’s responsibilities shall include, but are not limited to:

●	Overseeing all financial and accounting functions of the Company and its subsidiaries.

●	Managing financial reporting, audits, and compliance with U.S. SEC, NYSE American, and Malaysian regulatory requirements.

●	Supervising budgeting, forecasting, treasury, and investor relations activities.

●	Supporting capital-markets initiatives, IPO reporting, and financial disclosure obligations.

●	Performing such other duties as may be reasonably assigned by the Board or Chief Executive Officer.

The Executive shall devote full professional attention to the business of the Company and shall not engage in other employment without prior written consent of the Board.

3. Base Salary and Benefits

(a) Base Salary: The Executive shall receive an annual base salary of USD 125,000, payable in accordance with the Company’s standard payroll practices and subject to applicable taxes.

(b) Benefits: The Executive shall be entitled to participate in all benefit programs of the Company including but not limited to:

●	Medical, hospitalization, and life insurance coverage in Malaysia (and supplemental international coverage as approved by the Board).

●	Paid annual leave of not less than 20 working days per annum.

●	Reimbursement of reasonable business-related expenses in accordance with Company policy.

(c) Future Incentives: Following the Company’s listing on the NYSE American, the Executive may be eligible to participate in future equity-incentive or performance-based compensation programs as adopted by the Compensation Committee, at its sole discretion.

4. Travel and Representation

(a) The Executive shall be required to undertake domestic and international travel as reasonably necessary to fulfill the duties of the position, including attendance at investor meetings, financial roadshows, board sessions, regulatory engagements, and company operations within Malaysia and abroad.

(b) All reasonable travel and accommodation expenses incurred in the performance of official duties shall be fully reimbursed in accordance with Company policy. This includes airfare (business class for international travel exceeding four hours or as approved by the board), lodging, ground transportation, meals, and related incidentals, upon submission of valid receipts.

(c) When representing the Company in any external engagement, conference, or meeting, the Executive shall conduct themselves in a professional manner consistent with the Company’s governance and disclosure standards applicable to a U.S.-listed entity.

5. Confidentiality and Non-Disclosure

The Executive shall maintain strict confidentiality regarding all proprietary, strategic, technical, financial, and operational information belonging to the Company and following the Company’s Confidentiality and Non-Disclosure policy. These obligations shall survive the termination of this Agreement.

6. Non-Competition and Non-Solicitation

(a) Non-Competition: During employment and for a period of twelve (12) months following cessation of service, the Executive shall not, without prior written consent of the Board, directly or indirectly engage in or be employed by any business that competes with the Company.

(b) Non-Solicitation: For a period of twelve (12) months following cessation of employment, the Executive shall not solicit, induce, or encourage any employee, consultant, or client of the Company to terminate or alter their relationship with the Company.

7. Termination

(a) By the Company: The Company may terminate this Agreement at any time:

●	For Cause, including but not limited to dishonesty, fraud, willful misconduct, breach of fiduciary duty, or gross negligence; or

●	Without Cause, upon ninety (90) days’ written notice or payment in lieu thereof.

(b) By the Executive: The Executive may resign upon ninety (90) days’ written notice.

(c) Effect of Termination: Upon termination, the Executive shall be entitled to unpaid salary, accrued leave, and any reimbursable expenses up to the date of termination.

(d) Severance: If the Company terminates this Agreement Without Cause, the Executive shall receive: (i) six (6) months of continued base salary or the balance of this employment term, whichever is shorter ; and (ii) six (6) months of continued health coverage or the balance of this employment term, whichever is shorter.

8. Intellectual Property

All inventions, discoveries, trade secrets, or works of authorship developed in the course of employment shall belong exclusively to the Company. The Executive shall execute any documents necessary to effectuate the Company’s ownership of such intellectual property. Obligations shall survive termination.

9. Indemnification and D&O Insurance

The Company shall maintain Directors’ and Officers’ Liability Insurance (D&O) covering the Executive as CFO, providing Side A/B/C coverage with worldwide scope, minimum USD 5 million limit (or as adjusted post-listing), and six-year run-off protection. The Company shall indemnify the Executive to the fullest extent permitted by law for actions taken in good faith in the course of employment.

10. Regulatory and Clawback Compliance

The Executive shall comply with all applicable SEC, NYSE American, and Malaysian regulatory requirements, including insider trading, disclosure, and anti-corruption policies. The Executive acknowledges that any Incentive-Based Compensation is subject to recovery under the Company’s compensation recovery policy adopted pursuant to SEC Rule 10D-1 and NYSE American listing standards.

11. Related Party Transaction Disclosure

The Executive shall promptly disclose to the Board any transaction or proposed transaction exceeding USD 10,000 in which the Executive or any immediate family member has a direct or indirect material interest and in which the Company is a participant. All such related party transactions require prior written approval by disinterested directors, shall be conducted on arm's length terms no less favorable to the Company than available from unrelated parties, and shall be disclosed in accordance with Item 404 of Regulation S-K and NYSE American Section 713. The Executive shall complete an annual questionnaire to identify potential related party transactions. Violation of this provision may constitute Cause for termination.

12. Data Protection and Information Security

The Executive shall comply with all applicable data protection laws including the Personal Data Protection Act 2010 of Malaysia, U.S. federal and state data protection requirements, and the Gramm-Leach-Bliley Act. The Executive shall maintain strict confidentiality of all financial data, material non-public information, and personal data, using only Company-approved systems with appropriate encryption and multi-factor authentication. The Executive shall not trade in Company securities while in possession of material non-public information, nor disclose such information to any unauthorized person. The Executive shall immediately report any data breach, security incident, or unauthorized access to the Chief Executive Officer and Audit Committee Chair within twenty-four (24) hours, and shall cooperate fully in investigating and remediating such incidents. Upon termination, the Executive shall immediately return all Company property and delete all Company data from personal devices, providing written certification of compliance within five (5) business days. The Executive acknowledges that the Company may monitor and audit access to financial systems and that there is no expectation of privacy in Company systems. These confidentiality obligations shall survive termination for five (5) years with respect to general confidential information and indefinitely with respect to trade secrets and material non-public information subject to securities laws. Violation of this provision may result in immediate termination for Cause, forfeiture of unvested equity, and exposure to civil and criminal liability.

13. Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of Malaysia.

14. Entire Agreement

This Agreement constitutes the entire understanding between the parties and supersedes all prior agreements or representations concerning the subject matter herein. Any modification must be in writing and signed by both parties.

15. Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

For and on behalf of Medikra Inc.

Name:
Title:	Chief Executive Officer
Date:	_______________

Chief Financial Officer

Name:
Title:	Chief Financial Officer
Date:	_______________

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